Exhibit 99.1

Globecomm Systems Reports Fiscal 2012 Second Quarter and Six Month Financial Results

HAUPPAUGE, N.Y.—(BUSINESS WIRE)—February 8, 2012— Globecomm Systems Inc. (NASDAQ:GCOM), a leading global provider of communications solutions and services, today announced financial results for the fiscal 2012 second quarter and six months ended December 31, 2011. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA and adjusted diluted net income per common share, both non-GAAP financial measures, for which the Company provides detailed reconciliations on the attached tables. The following are highlights:

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Service revenues for the quarter increased 15.6% to a record $54.7 million as compared to $47.3 million in the same period last year. For the six months ended December 31, 2011, service revenues increased 16.3% to a record $104.9 million as compared to $90.2 million in the same period last year.

•	Infrastructure revenues for the quarter increased 76.4% to $40.5 million as compared to $23.0 million in the same period last year.

•	Consolidated revenues for the quarter increased 35.5% to a record $95.2 million as compared to $70.2 million in the same period last year.

•

GAAP diluted net income per common share of $0.41 for the quarter as compared to $0.08 in the same period last year. Adjusted diluted net income per common share for the quarter increased 53.3% to $0.23 as compared to $0.15 in the same period last year.

•	Adjusted EBITDA for the quarter increased 47.5% to a record $12.0 million as compared to $8.1 million in the same period last year.

Fiscal Year 2012 Second Quarter Results

Revenues for the Company’s fiscal 2012 second quarter increased 35.5% to a record $95.2 million as compared to $70.2 million in the same period last year. Revenues from service increased 15.6% to a record $54.7 million, as compared to $47.3 million in the same period last year. The increase in service revenue was primarily driven by the Company’s acquisition of ComSource, completed on April 8th, 2011, which contributed $6.4 million, coupled with an increase in scope on a major government program in the Middle East. Revenue from infrastructure solutions increased 76.4% to $40.5 million, as compared to $23.0 million in the same period last year. The increase in infrastructure solutions revenues was primarily driven by revenues on a major government contract announced on September 8th 2011, which carries lower than traditional infrastructure margins and a revenue milestone achieved on a major wireless infrastructure contract.

Net income for the Company’s fiscal 2012 second quarter increased to $9.3 million or $0.41 per diluted share as compared to net income of $1.7 million, or $0.08 per diluted share in the same period last year. During the second quarter of fiscal 2012, the Company recorded a gain for the change in fair value of the earn-out as a result of recent changes in the forecasted performance of the previously announced acquisition of ComSource. In accordance with GAAP, this change in the fair value of the earn-out resulted in a $4.1 million ($0.18 per diluted share) gain to net income. In the same period last year, the Company recorded a $2.0 million charge ($0.09 per diluted share) relating to the previously announced acquisition of C2C and Evocomm and non-recurring tax adjustments benefit of $0.3 million ($0.02 per diluted share). Excluding these charges, adjusted net income per diluted share increased 53.3% to $0.23 as compared to $0.15 in the same period last year. Adjusted EBITDA for the Company’s fiscal 2012 second quarter increased to a record $12.0 million as compared to $8.1 million in the same period last year. The increase in adjusted EBITDA is primarily attributable to the operating leverage the Company is currently experiencing in the service segment as economies of scale are being recognized on a higher revenue base.

Fiscal Year 2012 Six Month Results

Revenues for the Company’s fiscal 2012 six months ended December 31, 2011 increased 34.6% to a record $166.2 million as compared to $123.4 million in the same period last year. Revenues from services increased 16.3% to a record $104.9 million as compared to $90.2 million in the same period last year. The increase in service revenue was primarily driven by the Company’s acquisition of ComSource, which contributed $10.6 million, coupled with an increase in scope on a major government program in the Middle East. Revenues from infrastructure solutions increased 84.3% to $61.3 million as compared to $33.3 million in the same period last year. The increase in infrastructure solutions revenues was primarily driven by revenues on the aforementioned major contract announced on September 8th 2011, which carries lower than traditional margins and a revenue milestone achieved on a major wireless infrastructure contract.

Net income for the Company’s fiscal 2012 six months ended December 31, 2011 increased to $18.6 million or $0.82 per diluted share as compared to net income of $3.8 million, or $0.18 per diluted share in the same period last year. During the Company’s fiscal 2012 six months ended December 31, 2011, the Company recorded gains for the change in fair value of the earn-out as a result of recent changes in the forecasted performance of the previously announced acquisition of ComSource. In accordance with GAAP, the changes in fair value of the earn-out resulted in $10.6 million ($0.47 per diluted share) of gain to net income. In the same period last year, the Company recorded a $2.1 million charge ($0.10 per diluted share) relating to the previously announced acquisition of C2C and Evocomm and a non-recurring tax benefit of $0.3 million ($0.02 per diluted share). Excluding these net adjustments, the Company’s adjusted diluted net income per common share for the fiscal year 2012 six months ended December 31, 2011 increased 34.6% to $0.35 from $0.26 in the same period last year. Adjusted EBITDA for fiscal 2012 six months ended December 31, 2011 increased to a record $20.2 million as compared to $14.5 in the same period last year. The increase in adjusted EBITDA is primarily attributable to the operating leverage the Company is currently experiencing in the service segment as economies of scale are being recognized on a higher revenue base.

Management’s Review of Results and Expectations

David Hershberg, Chairman and CEO, said “Globecomm continues to invest in R&D projects supporting emerging market trends such as enterprise private cloud-based applications, robust hybrid networks on maritime vessels and machine-to-machine networks. The backdrop of record second quarter revenues and operating cash flow is supporting these continued investments as we build for our future. As we look forward to the remainder of the year, the Company is poised to break revenue, adjusted EBITDA and operating cash flow records. We are proud of these achievements despite the pressure that the infrastructure segment of the business has been experiencing over the past few years in the face of a massive economic downturn.”

Keith Hall, President and COO, added “We are very excited about the growing number of market opportunities that leverage our global network. We continue to strengthen our value proposition within this global network by developing application-based solutions that apply to a wide range of existing and emerging market verticals. This next generation network vision has allowed us to diversify our customer base, which is prudent with the looming uncertainty in US Government budgets. I look forward to the back half of the year with record fiscal performance and setting the stage for fiscal 2013.”

Management’s Current Expectations for the Fiscal Year Ending June 30, 2012

Globecomm currently expects the following financial results for the fiscal year 2012:

•	Consolidated revenues to be between $370 and $400 million.

•	Service segment revenues to be between $220 and $230 million.

•

GAAP diluted net income per common share to be between $1.20 and $1.25 (updated for the gain for the adjustment of the fair value of the earn-out). GAAP diluted net income per common share is subject to fluctuation due to adjustments of the fair value of the earn-out, specifically the finalization of the first year earn-out for the ComSource acquisition which ends March 31, 2012.

•	Adjusted diluted net income per common share to be between $0.73 and $0.78, down from $0.73 to $0.83.

•	Adjusted EBITDA to be between $42.5 and $44.0 million, down from $42.5 to $46.0 million.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization expense, non-cash stock compensation expense, acquisition costs and earn-out fair value adjustments. Globecomm believes this provides greater transparency by helping illustrate comparability between current and prior periods. Under the accounting pronouncement on business combinations, effective in fiscal 2010 for the Company, acquisition related costs are required to be expensed rather than capitalized, and changes to the fair value of earn-out payments must be recognized in earnings. Therefore, the exclusion of acquisition related costs and the earn-out fair value adjustments in the adjusted EBITDA calculation provides better comparability.

Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Because adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, the Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between GAAP diluted net income and adjusted EBITDA is provided in a table immediately following the Condensed Consolidated Balance Sheets.

Reconciliation of adjusted diluted net income per common share excludes earn-out fair value adjustments. These amounts are not in accordance with GAAP. However, Globecomm believes this measure provides greater transparency by helping illustrate comparability between current and prior periods. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions. Reconciliation between GAAP diluted net income per common share to adjusted diluted net income per share is provided in a table immediately following the Condensed Consolidated Balance Sheets.

About Globecomm Systems

Globecomm Systems Inc., or Globecomm, is a leading global provider of satellite-based managed network solutions. Employing our expertise in emerging communication technologies we are able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. We believe our integrated approach of in-house design and engineering expertise combined with a world-class global network and our 24 by 7 network operating centers provides us a unique competitive advantage. We are now taking this value proposition to selective vertical markets, including government, wireless, media, enterprise and maritime. As a network solution provider we leverage our global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters, or government offices. We currently have customers for which we are providing such services in the United States, Europe, South America, Africa, the Middle East, and Asia.

Based in Hauppauge, New York, Globecomm also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our security holders.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, and Quarterly Report on Form 10-Q, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.

SOURCE: Globecomm Systems Inc.

For Globecomm Investor Relations information:

Matthew Byron, 631-457-1301

Senior Vice President, Corporate Office IR/M&A

ir@globecommsystems.com

or

Globecomm Systems Inc.

45 Oser Avenue

Hauppauge, NY 11788

Phone: 631-231-9800; Fax: 631-231-1557

Web: http://www.globecommsystems.com

-Financial tables follow-

Globecomm Systems Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Revenues from services	$54,652	$47,264	$104,891	$90,196
Revenues from infrastructure solutions	40,538	22,980	61,269	33,251

Total revenues	95,190	70,244	166,160	123,447

Costs and operating expenses:
Costs from services	35,821	33,718	69,786	64,077
Costs from infrastructure solutions	36,370	19,091	54,492	27,207
Selling and marketing	4,855	4,639	9,448	8,677
Research and development	1,748	910	3,504	2,009
General and administrative	8,391	6,875	16,734	12,986
Earn-out fair value adjustments	(4,100)	2,012	(10,574)	2,149

Total costs and operating expenses	83,085	67,245	143,390	117,105

Income from operations	12,105	2,999	22,770	6,342

Interest income	57	42	112	100
Interest (expense)	(157)	(70)	(322)	(149)

Income before income taxes	12,005	2,971	22,560	6,293

Provision for income taxes	2,755	1,262	3,983	2,451

Net income	$9,250	$1,709	$18,577	$3,842

Basic net income per common share	$0.42	$0.08	$0.85	$0.18

Diluted net income per common share	$0.41	$0.08	$0.82	$0.18

Weighted-average shares used in the calculation of basic net income per common share	22,038	21,218	21,903	21,126

Weighted-average shares used in the calculation of diluted net income per common share	22,656	21,827	22,594	21,689

Globecomm Systems Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2011	June 30, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$50,368	$47,964
Accounts receivable, net	68,859	59,335
Inventories	49,552	42,429
Prepaid expenses and other current assets	6,064	5,620
Deferred income taxes	—	1,642

Total current assets	174,843	156,990
Fixed assets, net	43,003	42,147
Goodwill	70,171	70,171
Intangibles, net	21,130	23,055
Other assets	2,028	2,248

Total assets	$311,175	$294,611

Liabilities and Stockholders’ Equity
Current liabilities	$79,463	$77,304
Other liabilities	4,132	9,248
Long term debt	17,625	20,675
Deferred income taxes	5,634	3,594
Total stockholders’ equity	204,321	183,790

Total liabilities and stockholders’ equity	$311,175	$294,611

Globecomm Systems Inc.

Reconciliation of Net Income to adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Net income	$9,250	$1,709	$18,577	$3,842
Adjustments:
Interest (income)	(57)	(42)	(112)	(100)
Interest expense	157	70	322	149
Earn-out fair value adjustments	(4,100)	2,012	(10,574)	2,149
Provision for income taxes	2,755	1,262	3,983	2,451
Depreciation and amortization	3,049	2,133	6,196	4,327
Stock compensation expense	905	963	1,765	1,716

Adjusted EBITDA	$11,959	$8,107	$20,157	$14,534

Globecomm Systems Inc.

Reconciliation of adjusted diluted Net Income per common share

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Diluted net income per common share	$0.41	$0.08	$0.82	$0.18
Earn-out fair value adjustments	(0.18)	0.09	(0.47)	0.10
Non-recurring tax adjustments (A)	—	(0.02)	—	(0.02)

Adjusted diluted net income per common share	$0.23	$0.15	$0.35	$0.26

(A)	Amount represents non-recurring tax adjustment related to research and development tax credits for fiscal year 2010.